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                                                                     EXHIBIT D-8

                                   BEFORE THE
                      LOUISIANA PUBLIC SERVICE COMMISSION

IN THE MATTER OF THE JOINT
APPLICATION BY RELIANT ENERGY   DOCKET NO. ________________
ARKLA AND RELIANT ENERGY
ENTEX FOR APPROVAL OF, OR NON-
OPPOSITION TO, A PARENT COMPANY
RESTRUCTURING


            JOINT APPLICATION FOR APPROVAL OF, OR NON-OPPOSITION TO,
                         A PARENT COMPANY RESTRUCTURING

INTRODUCTION AND SUMMARY

     Pursuant to the Commission's March 18, 1994 General Order ("General Order"), which sets forth the requirements for Commission approval of, or non-opposition to, the transfer of utility assets, Reliant Energy Arkla, a division of Reliant Energy Resources Corp. ("Arkla") and Reliant Energy Entex, a division of Reliant Energy Resources Corp. ("Entex"), hereby request that the Commission take official action of approval of, or non-opposition to, the restructuring of the parent company of the holding company system of which Arkla and Entex are a part.

     The parent company restructuring is the first step in a larger corporate restructuring, which will allow Reliant Energy, Incorporated ("Reliant Energy"), the ultimate parent of Arkla and Entex, to comply with the electric industry restructuring legislation in Texas. The restructuring will separate Reliant Energy's regulated utility operations from its unregulated businesses. The restructuring will also be accomplished in a manner that will permit the parent company of the regulated utilities to continue to be an exempt holding company under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 (the "Act"), 15 USCA Section 79c(a)(2).


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         The proposed parent company restructuring will have no effect on the operations or policies of Arkla or Entex. As demonstrated in this Application, approval of, or non-opposition to, the parent company restructuring is fully supported by consideration of the eighteen factors listed in the General Order.

         In support of the Joint Application, the Applicants represent the following:


I. THE APPLICANTS

         Arkla operates a natural gas distribution business in Louisiana, Arkansas, and Oklahoma. In Louisiana, Arkla serves approximately 120,000 customers, primarily in North Louisiana. Arkla's principal Louisiana offices are located at 525 Milam Street, 12th Floor, Shreveport, Louisiana, 71101.

         Entex operates a natural gas distribution business in Louisiana, Mississippi, and Texas. In Louisiana, Entex serves approximately 112,000 customers, primarily in South Louisiana. Entex's principal Louisiana offices are located at 2500 La. Highway 14, New Iberia, Louisiana, 70562.

         Arkla and Entex (together, the "Applicants") are public utilities within the meaning of La. Rev. Stat. Ann. Sec 45:1161 and are subject to the jurisdiction of this Commission. Pursuant to Section 1 of the General Order, Applicants hereby provide the Commission with full disclosure of their prior intendment and plan with regard to the restructuring.

II. DESCRIPTION OF THE RESTRUCTURING

         Applicants are unincorporated divisions of Reliant Energy Resources Corp. ("RERC"). RERC is a wholly-owned subsidiary of Reliant Energy, which is a Texas holding company, exempt from registration under Section 3(a)(2) of the Act. Reliant Energy currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. In connection with the restructuring of the electric industry in


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Texas, Reliant Energy is proposing a corporate restructuring, including the formation of a new, exempt holding company, CenterPoint Energy, Inc. ("CenterPoint Energy"), which will hold Reliant Energy's existing electric and gas utility operations. In a second phase of the corporate reorganization, Arkla and Entex will become stand-alone corporate subsidiaries of CenterPoint Energy, as will the other division of RERC, Minnegasco, which provides natural gas service in Minnesota. The corporate restructuring is being undertaken to comply with the requirements of Texas law that electric utilities separate their generation, transmission and distribution, and retail activities, in preparation for full retail competition in the electric industry in Texas beginning January 1, 2002. The corporate restructuring will be accomplished in a manner that will, after completion of the restructuring, permit CenterPoint Energy to be an exempt holding company under Section 3(a)(1) of the Act.

         A. THE PARENT COMPANY RESTRUCTURING

         The parent company restructuring, which is the subject of this Joint Application, is the first step of the overall corporate restructuring. Reliant Energy has formed CenterPoint Energy as a wholly-owned subsidiary. After conveying its electric generating assets to a new wholly-owned limited partnership subsidiary, Reliant Energy will merge with a newly formed subsidiary of CenterPoint Energy, and CenterPoint Energy will then be the holding company for the regulated businesses, including RERC. Reliant Energy will be renamed CenterPoint Houston Electric, LLC and will thereafter provide only regulated electric transmission and distribution service in Texas.

         B. SEPARATION OF RERC UTILITY DIVISIONS

         The second step of the corporate restructuring will be the separation of the three divisions of RERC into separate entities. Two new Delaware corporations, CenterPoint Arkla, Inc.


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("CenterPoint Arkla") and CenterPoint Minnegasco, Inc., will be formed. Those two new companies will issue stock, all of which will be owned by a single-member limited-liability company, Utility Holding, LLC, the stock of which will, in turn, be owned by CenterPoint Energy. The RERC assets that are currently used by Arkla and Minnegasco, and the business of each of the companies, will be contributed to CenterPoint Arkla and CenterPoint Minnegasco, Inc., respectively.

     After the assets and business of Arkla and Minnegasco are contributed to the two newly-organized companies, the assets remaining in RERC will be those of Entex. RERC will be renamed "Entex" and will be reincorporated as a Texas corporation to satisfy requirements for its exemption from registration under the Act.

     Before the second step of the corporate restructuring occurs, Arkla and Entex will file a new application for Commission action of approval of, or non-opposition to, that step of the restructuring. The Applicants will provide, as part of that filing, the detailed information necessary for the Commission to evaluate the transactions that will effectuate that second step of the restructuring.

III. IMPACT ON ARKLA, ENTEX, AND THEIR CUSTOMERS

     The parent company restructuring will not change the operations of Arkla or Entex or the provision of natural gas service to Louisiana customers. The proposed transaction will not result in any change in the policies or operations of Arkla or Entex, and will have no effect on the continued ability of Arkla and Entex to provide reliable and adequate service. Arkla and Entex will be managed in the same manner after the restructuring as they are now, and the parent company restructuring will have no effect on the employees of Arkla and Entex. The parent company restructuring itself will not require a change in any of the current tariffs of Arkla or Entex. Arkla and Entex will continue to maintain their books in accordance with the Commission's requirements

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and to provide access to their books and records as required under the public utilities statutes.

IV.  FACTORS TO BE CONSIDERED UNDER THE GENERAL ORDER

     A.   EVIDENCE PRESENTED

          In support of this Joint Application, the Applicants are submitting the following documents:

          1. A 2000 Annual Report to Shareholders and 10-K of RELIANT ENERGY are attached as Exhibits A and B, respectively.

          2. An amended Form U-1 Application/Declaration filed by RELIANT ENERGY with the Securities and Exchange Commission is attached as Exhibit C. The amended Form U-1 describes the restructuring in detail.

          3. The Master Separation Agreement between Reliant Energy, Incorporated and Reliant Resources, Inc. is attached as Exhibit D.

     B.   THE EIGHTEEN FACTORS

          The following is a discussion of each of the eighteen factors to be considered by the Commission in accordance with the General Order.

          1.   WHETHER THE TRANSFER IS IN THE PUBLIC INTEREST.

          The parent company restructuring is in the public interest for the reasons previously discussed in this Joint Application. The primary benefit of the parent company restructuring is that it will allow the management of CenterPoint to focus on the public utility operations. The restructuring will have no effect, and certainly no adverse effect, on the operation of the utilities or on their ability to provide safe, reliable, and adequate service. The restructuring will have no material impact on rates to customers, and will be transparent to consumers.


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         2.   WHETHER THE PARTY ACQUIRING THE ASSETS IS READY, WILLING AND ABLE
              TO CONTINUE PROVIDING SAFE, RELIABLE AND ADEQUATE SERVICE TO THE UTILITIES' RATEPAYERS.

         The operations of Arkla and Entex in Louisiana will be unchanged as a result of the parent company restructuring. The utilities will continue to operate in accordance with the rules and regulations of the Commission and will continue to provide safe, reliable, and adequate service.

         3. WHETHER THE TRANSFER WILL MAINTAIN OR IMPROVE THE FINANCIAL CONDITION OF THE RESULTING PUBLIC UTILITIES.

         The financial condition of Arkla and Entex will be unaffected by the parent company restructuring. Arkla and Entex will remain divisions of RERC after the parent company restructuring, and RERC will not be required to assume any additional debt as a result of the restructuring. Moreover, both CenterPoint Energy and RERC will maintain investment grade ratings.

         4. WHETHER THE TRANSFER WILL MAINTAIN OR IMPROVE THE QUALITY OF SERVICE TO THE UTILITIES' RATEPAYERS.

         The parent company restructuring will not affect the quality of service to Arkla's and Entex's Louisiana ratepayers. The restructuring will not change Arkla's or Entex's service, employees, operations, or rates, or any other matters affecting service to its Louisiana customers.

         5. WHETHER THE TRANSFER WILL PROVIDE NET BENEFITS TO RATEPAYERS IN BOTH THE SHORT TERM AND THE LONG TERM AND PROVIDE A RATEMAKING METHOD THAT WILL


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              ENSURE, TO THE FULLEST EXTENT POSSIBLE, THAT RATEPAYERS WILL
              RECEIVE THE FORECASTED SHORT AND LONG TERM BENEFIT.

         Unlike a merger, the parent company restructuring is not intended to produce synergies or cost savings. The restructuring is not expected to have any material impact on rates to Arkla and Entex customers, but over the long term, the ability of CenterPoint Energy's management to focus on utility operations should provide an improved level of service to Arkla and Entex customers.

         6.   WHETHER THE TRANSFER WILL ADVERSELY AFFECT COMPETITION.

         The restructuring will have no effect on competition in the furnishing of public utility service in Louisiana.

         7. WHETHER THE TRANSFER WILL MAINTAIN OR IMPROVE THE QUALITY OF MANAGEMENT OF THE RESULTING PUBLIC UTILITIES DOING BUSINESS IN THE STATE.

         The management of Arkla and Entex will not be changed as a result of the parent company restructuring. The management of CenterPoint will be able to focus exclusively on utility operations, which can only improve the overall operations of the utilities.

         8. WHETHER THE TRANSFER WILL BE FAIR AND REASONABLE TO THE AFFECTED PUBLIC UTILITIES' EMPLOYEES.

         The restructuring will not result in changes in Arkla's or Entex's pension plans or other employee benefits, or in the employment practices or other policies of Arkla and Entex with respect to their employees. Thus, the restructuring will be fair and reasonable to the employees of both utilities.

         9. WHETHER THE TRANSFER WOULD BE FAIR AND REASONABLE TO THE MAJORITY OF ALL


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                AFFECTED PUBLIC UTILITY SHAREHOLDERS.

         Shareholders now hold stock in a company with both growth and risk characteristics different from those of a traditional utility. As a result of the restructuring, shareholders will continue to hold the same total value they do now, but in separate entities with growth and risk characteristics distinctively different. They can then decide which to hold, but with options they do not now have. Thus the restructuring essentially increases the value of their holdings, making the restructuring fair and reasonable.

         10. WHETHER THE TRANSFER WILL BE BENEFICIAL ON AN OVERALL BASIS TO STATE AND LOCAL ECONOMIES AND TO THE COMMUNITIES IN THE AREA SERVED BY THE PUBLIC UTILITIES.

         Because this is simply a parent company restructuring, the restructuring will have no effect on the State and local economics of Louisiana or on the communities in which Arkla and Entex operate.

         11. WHETHER THE TRANSFER WILL PRESERVE THE JURISDICTION OF THE COMMISSION AND THE ABILITY OF THE COMMISSION TO EFFECTIVELY REGULATE AND AUDIT THE PUBLIC UTILITIES, OPERATIONS IN THE STATE.

         Because this is simply a parent company restructuring, the restructuring will have no effect on the Commission's jurisdiction.

         12. WHETHER CONDITIONS ARE NECESSARY TO PREVENT ADVERSE CONSEQUENCES WHICH MAY RESULT FROM THE TRANSFER.

         Because this is simply a parent company restructuring, which will be transparent to customers, it will not result in any adverse consequences to Arkla, Entex, or their Louisiana

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customers. Accordingly, there is no need for the Commission to impose any conditions on its approval of, or non-opposition to, the restructuring.

         13. THE HISTORY OF COMPLIANCE OR NONCOMPLIANCE OF THE PROPOSED ACQUIRING ENTITY OR PRINCIPALS OR AFFILIATES HAVE HAD WITH REGULATORY AUTHORITIES IN THIS STATE OR OTHER JURISDICTIONS.

         Because this is simply a parent company restructuring, this factor is inapplicable.

         14. WHETHER THE ACQUIRING ENTITY, PERSONS, OR CORPORATIONS HAVE THE FINANCIAL ABILITY TO OPERATE THE PUBLIC UTILITY AND MAINTAIN OR UPGRADE THE QUALITY OF THE PHYSICAL SYSTEM.

         Because this is simply a parent company restructuring, this factor is inapplicable.

         15. WHETHER ANY REPAIRS AND/OR IMPROVEMENTS ARE REQUIRED AND THE ABILITY OF THE ACQUIRING ENTITY TO MAKE THOSE REPAIRS AND/OR IMPROVEMENTS.

         The public utility systems of Arkla and Entex in Louisiana are in good operational condition overall, and the parent company restructuring will not affect their ability to make whatever repairs or improvements may be necessary to meet their obligations to provide safe, reliable, and adequate service to their customers.

         16. THE ABILITY OF THE ACQUIRING ENTITY TO OBTAIN ALL NECESSARY HEALTH, SAFETY, AND OTHER PERMITS.

         No applicable health, safety, or other permits will be revised as a result of the restructuring, and no new permits are required.

         17. THE MANNER OF FINANCING THE TRANSFER AND ANY IMPACT THAT MAY HAVE ON ENCUMBERING THE ASSETS OF THE ENTITY AND THE POTENTIAL IMPACT ON RATES.


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          The parent company restructuring will not create a lien on, or otherwise encumber, any assets, and will not affect Arkla's or Entex's rates.

          18. WHETHER THERE ARE ANY CONDITIONS WHICH SHOULD BE ATTACHED TO THE PROPOSED ACQUISITION.

          For the reasons discussed above, it is unnecessary for the Commission to attach any conditions to the restructuring.

V.   NOTICES

     Applicants respectfully request that copies of notices and pleadings be provided to:

          Kenny W. Henderson
          Senior Counsel
          Reliant Energy Arkla, a division of Reliant Energy Resources Corp. 401 West Capitol Avenue
          P.O. Box 751
          Little Rock, AR 72203
          (501) 377-4850

          John O. Shirley
          Shirley & Ezell
          2354 South Arcadian Thruway
          Suite F
          Baton Rouge, LA 79808
          Bar #18023

          Paul T. Ruxin
          Jones, Day, Reavis & Pogue
          77 West Wacker
          Chicago, IL 60603-1692

     WHEREFORE, pursuant to the provisions of the General Order, the Applicants respectfully request that the official action of approval or of non-opposition regarding the parent company restructuring be taken at the earliest possible date.

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                              Respectfully submitted,

                              SHIRLEY & EZELL, L.L.C.

                              /s/ JOHN O. SHIRLEY
                              -------------------------------------
                              JOHN O. SHIRLEY, BAR ROLL NO. 18023
                              2354 South Arcadian Thruway
                              Suite F
                              Baton Rouge, LA 79808
                              Telephone:  (225) 344-0302
                              Facsimile:  (225) 343-2040














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